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                                   Exhibit 5.1

                 Opinion and Consent of Manning, Marder & Wolfe

                             MANNING, MARDER & WOLFE
                       707 Wilshire Boulevard, 45th Floor
                          Los Angeles, California 90017
                                 (213) 624-6900

                                January 15, 1997


KCD Holdings Incorporated
2835 Townsgate Road, Suite 110
Westlake Village, California  91361

Ladies and Gentlemen:

         We are furnishing this opinion to you to be filed as Exhibit 5.1 to the Post-Effective Amendment No. 2 to Form S-18 Registration Statement on Form S-3 (the "Registration Statement") of KCD Holdings Incorporated (the "Company") to be filed with the Securities and Exchange Commission. The Registration Statement relates to the Company's Class A, Class B and Class C Warrants (collectively the "Warrants") which are exercisable for shares of the Company's Common Stock. All shares subject of the Registration Statement are hereinafter referred to as the "Shares."

         We are familiar with the proceedings taken by the Company in connection with the issuance of the Warrants and the filing of the Registration Statement.

         Upon the basis of the foregoing and such investigations as we have deemed necessary in connection with this opinion we are of the opinion that the Shares when issued upon exercise of the Warrants and paid for in accordance with the terms of the Warrants, will be legally issued, fully-paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Registration Statement.

                           Very truly yours,

                           MANNING, MARDER & WOLFE


                           By: /s/ Manning, Marder & Wolfe